Exhibit 99.2
PGH Petroleum & Environmental Engineers, L.L.C. (“PGH”) prepared the Estimate of Proved Reserves and Revenue as of January 1, 2010 for Fieldpoint Petroleum Corporation (“Fieldpoint”) in accordance with the Standard Board and Rules 4-10(a) (1)-(32) of Regulation S-X and Rules 302(b), 1201, 1202(a) (1), (2), (3), (4), (8), and 1203(a) of Regulations S-K of the Securities and Exchange Commission; provided, however, federal income tax has not been taken into account in estimating future net revenue and discounted future net revenue set forth in the report.
PGH is an independent petroleum engineering consulting firm that has been providing petroleum consulting services throughout the United States for over 15 years. PGH does not have any financial interest including stock ownership, in FieldPoint. Our fees were not contingent on the results of our evaluation. This letter report has been prepared at the request of FieldPoint and should not be used for purposes other than those for which it is intended. PGH has used standard and well recognized methods in the oil and gas industry in preparing this report.
Respectfully Submitted,
PGH Petroleum & Environmental Engineers, L.L.C.
Texas Engineering Registration No. F-9137
CERTIFICATE OF QUALIFICATION
I, Wayman T. Gore, Jr., P.E., with PGH Petroleum & Environmental Engineers, L.L.C. (“PGH”), 7500 Rialto Blvd., Suite 150 Austin, Texas, 78735 U.S.A., hereby certify:
1.	I am President of PGH, the engineering firm that prepared the above referenced report for Fieldpoint Petroleum Corporation dated March 8, 2010.

2.	As President of PGH, I was responsible for the preparation of this report.

3.	I am a graduate of The University of Texas at Austin. I obtained a Bachelor of Science degree in Petroleum Engineering in May 1980. I am a Licensed Professional Engineer in the State of Texas. My license number is 56682. I am a member of the Society of Petroleum Engineers, the Society of Petroleum Evaluation Engineers, the Society of Petrophysicists and Well Log Analysts and the American Association of Petroleum Geologists. I have in excess of 29 years of experience as a petroleum engineer in the oil and gas industry performing reservoir studies and oil and gas reserve evaluations.

/s/ Wayman T. Gore, Jr.
Wayman T. Gore, Jr., P.E.
Texas Engineering License No. 56682 President PGH Petroleum & Environmental Engineers, L.L.C.